Free Writing Prospectus

Dated May 23, 2007

Filed Pursuant to Rule 433(d)

Registration No. 333-132357

Registration No. 333-132357-04

CARMX 2007-2	$760mm	** Pricing Details **
Jt-Leads: BAS,WB	Co-Mgrs: CS/JPM	100% Pot

Cls	Size (MM)	MDY/S&P	WAL	L-Fnl	Bench	Level	Yield	CPN	Price
A-1	$146.00	P-1/A1+	0.32	06/08	Int Lib	-4	5.32814	5.32814	100-00
A-2	180.00	Aaa/AAA	0.95	01/10	EDSF	-0	5.389	5.320	99.99080
A-3	276.00	Aaa/AAA	2.10	12/11	Int Swp	+4	5.297	5.230	99.98084
A-4	114.30	Aaa/AAA	3.43	11/12	Int Swp	+10	5.330	5.270	99.99407
B	26.60	A2/A	3.69	03/13	Int Swp	+20	5.432	5.370	99.99444
C	17.10	Baa3/BBB	3.69	11/13	Int Swp	+45	5.682	5.610	99.97993

- Settlement: June 5, 2007

- First Payment Date: July 16, 2007

- Assumes 1.50 ABS; 10% clean-up call

- All classes are expected to be ERISA-eligible

- A-1 class is 2a7 eligible

Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries. If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the prospectus and other documents the issuer has filed with the SEC, and (iii) you may obtain these document from your sales rep by calling 1-800-326-5097 or by visiting www.sec.gov. If this communication relates to an offering of securities exempt from registration in the US, you should contact your sales rep for the complete disclosure package.